Exhibit 10.1
CHANGE OF CONTROL AGREEMENT

Parties:	GSI Commerce, Inc. a Delaware corporation (“Employer”) 935 First Avenue King of Prussia, PA 19406

Damon Mintzer (“Executive”) 129 Lighthouse Mall Marina Del Rey, CA 90292

Effective Date:	March 27, 2011 (the “Start Date”)
Background: Employer and Executive were parties to a Personal Services Agreement dated June 27, 2001, pursuant to which Executive was employed as President and Chief Executive Officer of a subsidiary of Global-QVC Solutions, Inc., n/k/a GSI Commerce Solutions, Inc., a subsidiary of Employer (the “Prior Agreement”). The Prior Agreement expired by its terms on or about June 12, 2004. Employer desires to document the terms of Executive providing personal services in connection with the Employer’s business which is the operation of a network of businesses designed to enable enterprise clients to maximize their opportunities in the digital channel and includes three business segments: Global e-Commerce Services, Global Marketing Services and Consumer Engagement. Each business segment offers products and services that not only stand-alone but that also complement each other, which allows for cross-selling within and between businesses (the “Business”), and Executive desires to accept such employment, on the terms and conditions stated in this Change in Control Agreement (this “Agreement”).
intending to be legally bound, and in consideration of the mutual agreements stated below, Executive and Employer agree as follows:
1. Employment and Term. Unless terminated earlier as provided for herein or extended by written agreement of the parties, Employer hereby employs Executive, and Executive accepts such employment, subject to all of the terms and conditions of this Agreement, beginning on the Start Date and ending on December 31, 2014 unless extended in writing by Employer and Executive or sooner terminated in accordance with other provisions hereof (the “Employment Period”).
2. Position and Duties.
2.1 Title and Responsibilities. Executive will serve as Executive Vice President, Strategic Business Development (or similar title), and in such capacity will have supervision and control over, and responsibility for, the Employer’s strategic business development efforts. Executive will report to, and be subject to the direction of, the Chief Executive Officer (the “CEO”) of Employer, or such other senior officer as the Board of Directors or the CEO may designate. Executive will also have such other responsibilities and duties consistent with his present duties and current position with Employer, as may from time to time be prescribed by the CEO or the Board. During the Employment Period, and so long as no notice of termination has been given by Employer and no notice of resignation has been given by Executive, Executive will devote all of his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer.

2.2 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by Employer and the Board of Directors. Executive acknowledges that he has received and carefully read and understood the Employer’s Code of Business Conduct and other governing policies, which will govern the terms and conditions of his employment with Employer, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with Employer’s policies or practices or the Employer’s Code of Business Conduct, this Agreement shall control.
2.3 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services the Executive is required to perform pursuant to this Agreement at the Executive’s office, located in Los Angeles, California; provided, however, that the Employer may from time to time require the Executive to travel temporarily to other locations in connection with the Employer’s business.
3. Compensation, Benefits and Expenses.
3.1 Base Salary. Employer will pay to Executive a monthly base salary (“Base Salary”) of $37,013.17 per month, payable in accordance with Employer’s normal payroll practices, for each month during the Employment Period. Executive’s Base Salary will be reviewed by Employer on an annual basis. As used in this Agreement, “Annual Base Salary” means the Base Salary multiplied by twelve.
3.2 Bonuses. In addition to his Base Salary, Executive will be eligible to participate in any annual bonus plan made available to similarly situated employees of the Employer, subject to the terms and provisions thereof. Under the Employer’s to be drafted annual bonus plan, Executive will have a target annual bonus equal to 75% of his Base Salary. The bonus amount to which Executive is eligible to receive under the first sentence of this Section 3.2 is referred to herein as the “Bonus.” The Company may amend its annual bonus plan at any time, in its sole discretion, subject to the terms and provisions thereof.
3.3 Benefits. During the Employment Period, Executive will be eligible to participate in all equity incentive, stock option, stock purchase, profit sharing, savings, bonus, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs of Employer now existing, or established hereafter, and offered to its management level personnel, subject to the terms and provisions thereof. Executive acknowledges that Executive’s participation in the employee benefit plans or programs of Employer are subject to the terms and conditions of such plan or programs and that Employer may change its plans or programs, including those referred to in the prior sentence, at any time.
3.4 Vacation. Executive will be eligible for paid personal time-off (“PTO Time”) of twenty-five days per employment year, or such greater PTO Time as may be permitted under Employer’s policy as in effect from time to time.

3.5 Expenses. Employer will reimburse Executive for all actual, ordinary, necessary and reasonable expenses incurred by Executive in the course of his performance of services hereunder. Executive will provide proper documentation for all such expenses to the Employer no later than six (6) months following the date on which such expense was incurred. Such reimbursement payments shall be made promptly by the Employer, but in no event later than December 31 of the calendar year following the year in which such expense was incurred.
4. Termination.
4.1 Termination by Death. If Executive dies, then this Agreement, and the Employment Period, will terminate immediately, and Executive’s rights to compensation and benefits hereunder will terminate as of the date of death, except that Executive’s heirs, personal representatives or estate will be entitled to any unpaid portion of Executive’s Base Salary and accrued benefits up to the date of termination and any benefits which are to be continued or paid after the date of termination in accordance with the terms of the corresponding benefit plans or programs (the “Accrued Obligations”). In the event of a termination of Executive’s employment pursuant to this paragraph, any right that Executive’s estate may have to compensation and benefits under this Agreement shall terminate, except that Executive’s estate shall be entitled to receive payment of the Accrued Obligations and, to the extent provided in the applicable equity grant agreement, the equity award will immediately vest in full.
4.2 Termination by Disability. If, as a result of injury or sickness (as defined in Employer’s group long-term disability insurance policy then in force), Executive is unable to perform the essential duties of his employment on a full-time basis, Executive will continue to receive his Base Salary and the benefits and vacation provided for in Sections 3.4 and 3.5 (to the extent Executive continues to be eligible therefor under the terms of such benefit plans or programs) for a period of one hundred eighty (180) days following the Onset of Disability (as defined in this Section 4.2). Any amounts due to Executive under this Section 4.2 will be reduced, dollar-for-dollar, by any amounts received by Executive under any disability insurance policy or plan provided to Executive by Employer. “Onset of Disability” means the first day on which Executive is unable to perform the essential duties of his employment on a full-time basis by reason of Injury or Sickness. If Executive’s inability to perform the essential duties of his employment on a full-time basis continues for more than one hundred eighty (180) days after the Onset of Disability or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period, then to the extent permitted by applicable laws, Employer may, upon written notice, terminate Executive’s employment due to Disability, in which case the Employment Period and Executive’s rights to compensation and benefits hereunder will terminate, except that Executive will be entitled to any Accrued Obligations and, to the extent provided in the applicable equity grant agreement, the equity award will immediately vest in full.

4.3 Termination for Cause. Employer may, upon written notice to Executive, immediately terminate Executive’s employment for Cause (as defined in this Section 4.3), in which case the Employment Period and Executive’s rights to compensation and benefits hereunder will terminate, except that Executive will be entitled to any Accrued Obligations. “Cause” will exist if (i) Executive engages in any fraud, misappropriation, or embezzlement against Employer; (ii) Executive engages in any willful, reckless or grossly negligent conduct in the course of his employment with Employer which conduct is inimical or injurious to the business or reputation of Employer (including any willful, reckless or grossly negligent violation of a material written Employer policy); (iii) Executive violates any law, rule or regulation of any governmental or regulatory authority, which violation is determined by Employer to be materially injurious to the business or reputation of Employer; (iv) Executive is convicted of, or enters a plea of guilty or nolo contendere to, any felony, or Executive is charged with or indicted for a felony, the defense of which renders Executive substantially unable to perform his services to Employer; or (v) Executive breaches any written agreement with Employer in any material respect; provided that written notice specifying the nature of the breach has been delivered to Executive by Employer, and Executive has failed to remedy such breach within thirty (30) days after such written notice is given.
4.4 Involuntary Termination Without Cause. The Executive’s employment by the Employer shall be at will. Employer may, upon ten (10) days prior written notice to Executive, terminate Executive’s employment and the Employment Period, and Executive’s rights to compensation and benefits hereunder, for any reason in its sole discretion (including for no reason whatsoever). In the event that Executive’s employment is terminated by Employer pursuant to an involuntary termination without Cause, and such termination not due to the Executive’s death or Disability, provided that Executive satisfies the requirements of Section 4.9 related to timely delivery of an effective Release, then Executive shall be entitled to the following severance benefits:
(a)
Employer will continue to pay to Executive his Base Salary, in accordance with Employer’s normal payroll practices, for a period of twelve (12) months following the effective date of the Release (the “Severance Benefit Period”);

(b)
Assuming the Executive timely and accurately elects to continue his medical, dental and vision insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer shall continue to pay the same percentage of the COBRA premiums for the Executive and his qualified beneficiaries as it paid during Executive’s employment until the earliest of (i) the end of the Severance Benefit Period, (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Executive becomes eligible for health insurance benefits of a subsequent employer. Executive agrees to immediately notify the Company in writing of any such eligibility. For purposes of this Section 4.4(b), references to COBRA premiums shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan; and

(c)
Employer will pay the Executive a single lump sum of a pro-rata amount of the Bonus for the current fiscal year in which such notice of termination was given by Employer based on the number of days that have elapsed from the beginning of such year to the date such notice is given. Such payment shall be made in the first payroll period following the effective date of the Release required by Section 4.9 of this Agreement.

The foregoing severance benefit payments are subject to any delay in payment required by Section 4.10 of this Agreement.
4.5 Voluntary Resignation. Executive’s employment by the Employer shall be at will. Executive may, upon written notice to Employer, resign his employment and terminate the Employment Period for any reason Executive deems appropriate in his sole discretion (including for no reason whatsoever). In the event that Executive resigns other than due to Executive’s Disability, provided that Executive satisfies the requirements of Section 4.9 related to timely delivery of an effective Release, then Executive shall be entitled to the severance benefits described in Section 4.4(a) and 4.4(b). For purposes of clarity, except as provided in Section 4.6, in the event of Executive’s resignation of employment for any reason, Executive shall not be entitled to the severance benefits described in Section 4.4(c).
4.6 Termination By Employer Without Cause; Resignation by Executive for Good Reason in Connection With a Change in Control. If within the period commencing ninety (90) days before and ending seven hundred thirty (730) days following a Change in Control (as defined below), Employer terminates Executive’s employment without Cause or Executive resigns for Good Reason (as defined below), provided that Executive satisfies the requirements of Section 4.9 related to timely delivery of an effective Release, then (a) Executive will be entitled to all the severance payments and benefits described in Section 4.4, and (b) notwithstanding any contrary provision contained in any of Executive’s outstanding Equity Awards (as defined below) or in any of Employer’s Equity Plans (as defined below), effective as of such termination date all Equity Awards held by Executive shall immediately become fully vested, all restrictions set forth in such Equity Awards related to the passage of time and/or continued employment shall immediately lapse, all option shares and other rights exercisable under such Equity Awards shall immediately become fully exercisable, and Executive shall have continued exercisability of each stock option and stock appreciation right held by Executive (if any) for the remaining term of each such Equity Award; provided, however, that for stock options and stock appreciation rights granted prior to the date of this Agreement, such period shall not exceed ten (10) years from the original grant date of such Equity Award. Notwithstanding anything to the contrary set forth herein, nothing in this Section 4.6 prohibits the Employer or a successor organization (or its parent) from causing such awards to terminate in connection with a merger, consolidation or other corporate transaction pursuant to the terms of the applicable equity plan or award agreements.
4.7 No Duplication of Benefits. Any severance benefits provided under any Section of this Agreement shall be in lieu of and not duplicative of severance benefits available under any other Section of this Agreement, so that Executive may only receive severance benefits pursuant to either Section 4.4, 4.5 or 4.6 of this Agreement (except to the extent that Sections 4.5 and 4.6 incorporate by reference the provisions of Section 4.4).
4.8 Definitions. For purposes of this Agreement, the following definitions shall apply:
(a) “Change in Control,” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, covered by subsection (ii) below. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of Employer from Employer by an investor, any Affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for Employer through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Employer reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Employer, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Employer and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Employer immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving corporation, partnership, limited liability company or other entity (each an “Entity”) in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such transaction;
(iii) the stockholders of Employer approve or the Board of Directors approves a plan of complete dissolution or liquidation of Employer, or a complete dissolution or liquidation of Employer shall otherwise occur;
(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Employer and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of Employer in substantially the same proportions as their Ownership of the outstanding voting securities of Employer immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date of this Agreement, are directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, unless such new director’s initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Incumbent Board.
(b) “Disability” means the Executive’s inability to perform the essential duties of his employment on a full-time basis continues for more than one hundred eighty (180) days after any Onset of Disability or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period.
(c) “Equity Award” means any stock option, restricted stock award, restricted stock unit or other equity incentive award of any type granted by Employer to Executive, whether granted before, on or after the date of this Agreement, as the same may be adjusted or converted as a result of any recapitalization, stock dividend, spin-off or similar event.
(d) “Equity Plan” means any stock option plan, restricted stock plan or other equity incentive or equity compensation plan of Employer.
(e) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) Employer or any Affiliate, (ii) any employee benefit plan of Employer or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of Employer or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their Ownership of stock of Employer or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that, as of the date of this Agreement, is the Owner, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer’s then outstanding securities.
(f) “Good Reason” means the occurrence of one or more of the following events or conditions, without the Executive’s express prior written consent, provided that following the occurrence of any such event or condition, Executive shall have given Employer notice that he is resigning his employment with Employer due to the occurrence of such event or condition and Employer shall not have corrected the situation within ten (10) days after the Executive gives such notice:
(i) a material reduction in Executive’s duties, positions, titles, offices, authority or responsibilities relative to the duties, position, titles, offices, authority or responsibilities in effect immediately prior to the Change in Control; the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before the Change in Control; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, titles or offices in effect immediately prior to the Change in Control; provided that any of the foregoing that result solely from the fact that Employer is no longer a publicly traded and listed company shall not by itself constitute Good Reason under this clause (i);

(ii) a reduction in Executive’s Base Salary as in effect immediately prior to the Change in Control;
(iii) a reduction in Executive’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the Change in Control; a reduction or negative change in Executive’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in Executive’s benefits other than Base Salary, bonus or other cash and non-cash incentive compensation as in effect immediately prior to the Change in Control; provided that Good Reason shall not exist under this clause (iii) if, after a Change in Control, Employer offers Executive a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to Executive immediately prior to the Change in Control;
(iv) the failure of Employer to timely pay or provide to Executive any portion of Executive’s compensation or benefits then due to Executive;
(v) a relocation of Executive’s principal place of employment that will result in an increase of more than thirty (30) miles in Executive’s one-way commute as compared to the Executive’s one-way commute, prior to the Change in Control;
(vi) any material breach by Employer of this Agreement or any material agreement between Employer and Executive, including any indemnification agreement or agreement relating to any Equity Award; or
(vii) the failure by Employer to obtain, before a Change in Control occurs, an agreement in writing from any successors and assigns to all or substantially all of the business or assets of Employer to assume and agree to perform this Agreement unless otherwise assumed by such successors and assigns by operation of law.
(g) “Own,” “Owned,” “Owner,” “Ownership” means that in relation to certain securities, a person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(h) “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, government body, administrative agency, regulatory authority or other entity of any nature.

4.9 Release. The payment of any severance benefits under Sections 4.4, 4.5 or 4.6 of this Agreement is contingent on Executive executing a standard form of release of claims in favor of Employer upon terms and conditions reasonably determined by Employer within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and permitting such release to become effective in accordance with its terms (the “Release”).
4.10 Application of Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Benefits payable under this Agreement will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Executive be delayed until six (6) months after separation from service if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such separation from service. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.
4.11 Offset. To the extent permitted by law, the Employer may deduct any amounts the Executive owes the Employer at the time of the Executive’s termination of employment from any severance payments.

4.12 Parachute Payments.
(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from Employer pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Equity Awards; reduction of employee benefits. If acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.
(b) Employer shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Employer or Executive) or such other time as requested by Employer or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Employer shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.
4.13 Procedure Upon Termination. As a condition to receiving any benefits under this Agreement, upon termination of his employment, Executive must promptly return to Employer all documents (including copies) and other materials and property of Employer, or pertaining to its business, including without limitation contracts, files, manuals, letters, reports and records in his possession or control, no matter from whom or in what manner acquired.
5. Discoveries. Executive will communicate to Employer, in writing when requested, and preserve as confidential information of Employer, all inventions, marketing concepts, software ideas and other ideas or designs relating to the business of the Employer which are conceived, developed or made by Executive, whether alone or jointly with others, at any time during the term of Executive’s employment with Employer, which relate to the business or operations of Employer or which relate to methods, designs, products or systems sold, leased, licensed or under development by Employer (such concepts, ideas and designs are referred to as “Executive’s Discoveries”). All of Executive’s Discoveries will be Employer’s exclusive property, and Executive will, at Employer’s expense, sign all documents and take such other actions as Employer may reasonably request to confirm its ownership thereof. Employer and

Executive acknowledge that this Section 5 does not apply to any of Executive’s Discoveries that qualify as non-assignable under Section 2870 of the California Labor Code and that this Section 5 does not require Executive to assign or offer to assign to Employer any invention that Executive developed entirely on his own time without using Employer’s equipment, supplies, facilities or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or (ii) result from any work performed by Executive for Employer. To the extent this Section 5 purports to require Executive to assign an invention otherwise excluded from the preceding sentence, the provision is against the public policy of California and is unenforceable. This limited exclusion does not apply to any patent or invention covered by a contract between Employer and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
6. Nondisclosure. At all times after the Start Date, except with the express prior written consent of an officer of Employer, Executive will not, directly or indirectly, communicate, disclose or divulge to any Person (as defined in Section 21 below), or use for the benefit of any Person, any confidential or proprietary knowledge or information concerning the conduct or details of the business of Employer, or any confidential or proprietary information received from a third party in the course of Executive’s employment with Employer, no matter when or how acquired, including, but not limited to, (i) marketing methods and strategies, pricing policies, product strategies and methods of operation, (ii) software source code, software design concepts (including visual expressions and system architecture), technical documentation and technical know-how, (iii) budget and other non-public financial information, and (iv) expansion plans, management policies and other business strategies and policies. For purposes of this Section 6, confidential information will not include any information which: (a) was publicly available at the time of disclosure or later became publicly available through no act or omission of Executive; (b) was in Executive’s possession prior to the Start Date; or (c) was rightfully received by Executive from a third party without any obligation of confidentiality.
7. Non-Competition. Executive acknowledges that Employer’s Business is highly competitive. Accordingly, during the period of Executive’s employment with Employer and any period of time with respect to which Employer is paying Executive severance or separation compensation (the “Restricted Period”), except with Employer’s express prior written consent, Executive will not, directly or indirectly, in any capacity, for the benefit of any Person:
(a) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was an employee, consultant, agent or representative of Employer or any of its subsidiaries, or who, during the Restricted Period, becomes an employee, consultant, agent or representative of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such employee, consultant, agent or representative as an employee, consultant, agent or representative of any other Person;

(b) Communicate with or solicit any Person who, as of or during the one (1) year prior to the termination of Executive’s employment with Employer, was a partner, customer, client or prospect of Employer or any of its subsidiaries, or who, during the Restricted Period, becomes a partner, customer, client or prospect of Employer or any of its subsidiaries, in any manner which interferes or might interfere with such Person’s relationship with Employer or any such subsidiary, or in an effort to obtain any such a partner, customer, client or prospect as a partner, customer, client or prospect of any other Person which conducts a business competitive with all or any material part of the Business;
(c) Establish, own, manage, operate or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Person which conducts a business competitive with all or any material part of the Business; or
(d) Acquire, assume or participate in any position, investment or interest known by the Executive to be adverse or antagonistic to the Employer, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Employer or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange shall not constitute a breach of this paragraph. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
8. Acknowledgements by Executive. Executive acknowledges that (i) by virtue of his position with Employer he will develop considerable expertise in the business operations of Employer and will have access to extensive confidential and proprietary information with respect to Employer, (ii) this is a personal services contract seeking services from him of a special, unique, unusual, extraordinary and intellectual character, (iii) his services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, (iv) Employer would be irreparably damaged, and its substantial investment materially impaired, if he were to enter into an activity interfering with Employer’s business in violation of the terms of this Agreement, or if he were to make unauthorized use or disclosure of any confidential or proprietary information concerning the business of Employer, and (v) the covenants contained in Sections 5, 6 and 7 of this Agreement (“Covenants”) are a material part of the consideration bargained for by Employer and, without the agreement of Executive to be bound by the Covenants, Employer would not have agreed to enter into this Agreement. Accordingly, Executive expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to him in all respects. Executive expressly acknowledges that this Agreement is a personal services contract under California Civil Code section 3423(e).
9. Enforcement of Covenants. If Executive breaches any of the Covenants, Employer will be entitled, in addition to all other rights and remedies which Employer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and all other Persons involved therein from continuing such breach prior to the end of the Employment Period. The existence of any claim or cause of action which Executive or any such other Person may have against Employer will not constitute a defense or bar to the enforcement of any of the Covenants. The provisions of Sections 5, 6, 7, 8 and 9 will survive the termination of this Agreement.

10. Indemnification. Employer will indemnify Executive to the same extent that Employer indemnifies comparable level executives of Employer.
11. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with Employer, Executive and Employer agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Los Angeles, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and Employer waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Executive or Employer would be entitled to seek in a court of law. Employer will pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or Employer from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and Employer each have the right to resolve any issue or dispute arising under Section 7 of this Agreement by court action instead of arbitration.
12. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the State of California applicable to contracts made and to be performed entirely therein.
13. Notices. All notices, consents or other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given (i) when delivered personally, (ii) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Any notices to Employer will be simultaneously sent to GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406, Attention: General Counsel. Notices may also be given by prepaid telegram or facsimile and will be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 13, provided that any such change of address notice will not be effective unless and until received.

14. Prior Agreements. Executive represents to Employer that, (i) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (ii) Executive’s execution of this Agreement and Executive’s employment hereunder do not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or which Executive is bound, and (iii) Executive has full legal right and capacity to execute this Agreement and to enter into employment by Employer.
15. Parties in Interest. This Agreement is for the personal services of Executive and will not be assignable by Executive without the express prior written consent of Employer. Subject to the provisions of Section 4 and this Section 15, this Agreement will inure to the benefit of and bind each of the parties hereto and the successors and assigns of Employer and the personal representatives, estate and heirs of Executive. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.
16. Advertising Waiver. The Executive agrees to permit the Employer and/or its Affiliates, and persons or other organizations authorized by the Employer and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Employer and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Employer and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.
17. Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous, oral or written, express or implied, agreements and understandings, including but not limited to the expired Prior Agreement; provided, however, the Transaction Incentive Agreement, dated March 29, 2011 is not superseded by this Agreement.
18. Amendment and Waiver. This Agreement will not be amended, modified or terminated unless in writing and signed by Executive and approved by the Board of Directors of Employer and signed by a duly authorized representative of Employer other than Executive. No waiver with respect to this Agreement will be enforceable unless in writing and signed by the party against which enforcement is sought (which, in the case of the Employer, must be approved by the Board of Directors of Employer and signed by a duly authorized representative of Employer other than Executive). Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence by construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

19. Severability. If any provision of this Agreement or its application is construed to be invalid, illegal or unenforceable, then the other provisions and their application will not be affected thereby and will be enforceable without regard thereto. If any provision is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor, and such provision will then be enforceable in its reduced or limited form. Notwithstanding the foregoing provisions of this Section 19, in the event that, as a result of any action by or on behalf of Executive, Section 7 of this Agreement is determined by a court, arbitrator or other governmental authority to be invalid, illegal or unenforceable after notice of termination is given by Employer or notice of resignation is given by Executive, the Employment Period will terminate as of the date of such determination and Executive’s rights to compensation and benefits hereunder will terminate as of the date of such determination.
20. Section Headings. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and will neither constitute a part of this Agreement nor affect its construction, meaning, or effect.
21. Construction. This Agreement has been drafted by legal counsel representing the Employer, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
22. Deductions. Employer will deduct from any payment to Executive hereunder such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.
23. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of May 3, 2011.

GSI COMMERCE, INC.
By:	/s/ Michael G. Rubin	/s/ Damon Mintzer

	Name: Michael G. Rubin	Damon Mintzer
Title: President and Chief Executive Officer

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
In consideration of the benefits and mutual agreements set forth in the Employment Agreement, effective March 27, 2011 (the “Agreement”), between GSI Commerce, Inc, (“Employer”) and Damon Mintzer (“Executive”), to which this form is attached, Executive, intending to be legally bound, agrees to the following release and waiver (“Release and Waiver”):
In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive and the other commitments of Employer in the Agreement, Executive and his or her heirs, representatives, agents and attorneys hereby generally and completely releases Employer and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to Executive signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with Employer or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from Employer, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Employer; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Pennsylvania Human Relations Law and Religious Freedom Protection Act. Notwithstanding the foregoing, this general release specifically excludes any and all claims that Executive may have in regard to (a) any ongoing severance or employment obligations of Employer to Executive under the Agreement or any other written agreement or arrangement between Employer and Executive, including any bonus plan, benefit plan and other agreement or arrangement, (b) any ongoing obligations of Employer to Executive under any written stock option agreement, restricted stock award agreement, restricted stock unit award agreement or other equity award agreement evidencing an option or other equity award granted or awarded by Employer to Executive, (c) any indemnification obligations of Employer to Executive as a former director, officer and/or employee of Employer or any of its subsidiaries pursuant to Employer’s certificate of incorporation or bylaws or any indemnification or other written agreement, (d) any rights Executive may have under any directors and officers liability insurance policy of Employer, and (e) any rights Executive may have arising by virtue of his status as a stockholder of Employer.

Executive acknowledges that, among other rights, he or she is waiving and releasing any rights he or she may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which he or she was already entitled as an executive of Employer. Executive further acknowledges that he or she has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) he or she should consult with an attorney prior to executing this Release and Waiver; (c) he or she has twenty-one (21) days in which to consider this Release and Waiver (although he or she may choose voluntarily to execute this Release and Waiver earlier); (d) he or she has seven (7) days following the execution of this Release and Waiver to revoke his or her consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after he or she executes this Release and Waiver and the revocation period has expired (the “Effective Date”).
This Release and Waiver, including any referenced documents, constitutes the complete, final and exclusive embodiment of the entire agreement between Employer and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by Employer that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both Executive and a duly authorized officer of Employer.

Date: __________________	By:
Damon Mintzer